Exhibit 10.3

EQUIFAX INC. 2008 OMNIBUS INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT
EMPLOYEE NAME
Number of Shares Subject to Option: [ ]
Option Price: $[ ]
Date of Grant: [ ]
Pursuant to the Equifax Inc. 2008 Omnibus Incentive Plan, as amended and restated effective May 2, 2013 (the “Plan”), Equifax Inc., a Georgia corporation (the “Company”), has granted the above-named Participant (the “Participant”) an Option (the “Option” or the “Award”) to purchase such number of shares of common stock of the Company (the “Shares”) as is set forth above on the terms and conditions set forth in this agreement (the “Agreement”) and in the Plan. Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan.
1.    Grant of Option. The Option is granted to Participant on the Date of Grant set forth above. This Agreement is not intended to be, and shall not be treated as, an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
2.    Basic Terms and Conditions. The Option is subject to the following basic terms and conditions:
(a)    Expiration Date. Except as otherwise provided in this Agreement, the Option will expire ten years from the Date of Grant (the “Expiration Date”).
(b)    Exercise of Option. Except as provided in Sections 2(d) or 3, the Option shall be exercisable with respect to one‑third of the number of Shares subject to this Option on each of the first three anniversaries of the Date of Grant (each such anniversary is a “Vesting Date”) such that this Option shall be fully exercisable on the third anniversary of the Date of Grant (the “Final Vesting Date”), provided Participant (i) remains actively employed by the Company until the applicable Vesting Date or (ii) to the extent consistent with the provisions of Section 2(d), terminates employment before such date. Prior to an applicable Vesting Date, the right to exercise the Option shall not be earned by Participant’s performance of services and there shall be no such vesting of the Option. Subject to the terms of the Plan, the Committee reserves the right in its sole discretion to waive or reduce the vesting requirements. Participant acknowledges that the grant of the Option represents valuable consideration, regardless of whether the Option actually vests. Once exercisable, in whole or part, the Option will continue to be so exercisable until the earlier of the termination of Participant’s exercise rights under Section 2(d) or Section 3, or the Expiration Date.
(c)    Method of Exercise and Payment for Shares. In order to exercise the Option, it must be vested and must not have expired, and Participant must give written notice (or such other form of notice as permitted by the Company or the Committee) in a manner prescribed by the Company from time to time together with payment of the Option Price to the Company at the Company’s principal office in Atlanta, Georgia, or as otherwise directed by the Committee. The date of exercise (the “Date of Exercise”) will be the date of receipt of the notice in compliance with this Section 2(c) or any later date specified in the notice. Participant must pay the Option Price (i) in cash or a cash equivalent acceptable to the Committee, (ii) by the surrender (or attestation of ownership) of Shares with an aggregate Fair Market Value (based on the closing price of a share of common stock as reported on the New York Stock Exchange composite index on the Date of Exercise) that is not less than the Option Price, (iii) by a combination of cash and Shares or (iv) by net settlement or cashless exercise of the Option in the manner designated by the Committee. Not all forms and methods of payment are available in every country. Except as restricted by applicable law, payment of the Option Price may be delayed in the discretion of the Committee to accommodate proceeds of sale of some or all of the Shares to which this grant relates.

If at the Date of Exercise, Participant is not in compliance with the Company’s minimum stock ownership guidelines then in effect for Participant’s job grade or classification, if any, Participant will not be entitled to exercise the Option using a “cashless exercise program” of the Company (if then in effect), unless the net proceeds received by Participant from that exercise consist only of Shares and Participant agrees to hold all those Shares for at least one year.
(d)    Termination of Employment. Except as provided in this Section 2(d) or Section 3, the Option will be forfeited and will not be exercisable after termination of Participant’s employment with the Company. For purposes of this Agreement, employment with any Subsidiary of the Company shall be considered employment with the Company and a termination of employment shall mean a termination of employment with the Company and each Subsidiary by which Participant is employed.
(i)    Elimination of Position. Except as provided in Sections 3 or 4 below, if the termination of Participant’s employment results from the Company’s elimination of the position held by Participant (as determined by the Committee), then Participant will continue to have the right to exercise the Option with respect to that portion of the number of Shares for which the Option was vested and exercisable on the date of Participant’s termination of employment and the remaining portion shall be forfeited and cancelled. Except as provided in Subsection 2(d)(v)(B) below, the right to exercise the vested portion of the Option will continue until the earlier of the last day of the one-year period commencing on the date of termination of employment or the Expiration Date.
(ii)    Retirement. Except as provided in Sections 3 or 4 below, if the termination of Participant’s employment results from Participant’s Retirement (as such term is defined in the Plan) from the Company (other than for Cause), Participant will continue to vest in the Option in accordance with the original vesting schedule in Section 2(b) above as if Participant had remained actively employed until the Final Vesting Date; provided, that upon Participant’s death, all vesting will cease and the Option will be exercisable with respect to that portion of the number of Shares for which the Option is vested and exercisable on the date of Participant’s death and the remaining portion shall be forfeited and cancelled.
Except as provided in Section 2(d)(v)(B) below or Section 4 below, Participant will continue to have the right to exercise the Option after vesting until the earlier of the last day of the 60-month period following Participant’s Retirement or the Expiration Date.
(iii)    Disability. Except as provided in Sections 3 or 4 below, if Participant’s employment ends as a result of Disability (as such term is defined in the Plan), then all unvested Shares subject to the Option shall immediately become vested and exercisable. Except as provided in Section 2(d)(v)(B) below, the right to exercise the vested portion of the Option will continue until the earlier of the last day of the 60-month period following the last date of Participant’s active employment or the Expiration Date.
(iv)    Other Termination of Employment. Except as provided in Sections 3 or 4 below, if the termination of Participant’s employment results for any reason other than Cause and other than elimination of position, Retirement, Disability or death (in each case, as determined by the Committee), then Participant will continue to have the right to exercise the Option with respect to that portion of the number of Shares for which the Option was vested and exercisable on the date of Participant’s termination of employment and the remaining portion shall be forfeited and cancelled. Except as provided in Subsection 2(d)(v)(B) below, the right to exercise the vested portion of the Option will continue until the earlier of the 90th day after the date of termination of employment or the Expiration Date.
(v)    Death.
(A)    Except as provided in Sections 3 or 4 below, if the termination of Participant’s employment results from Participant’s death, then all unvested Shares subject to the Option shall immediately become vested and exercisable, and Participant’s estate, or the person(s) to whom Participant’s rights under this Agreement pass by will or the laws of descent and distribution, will have the right to exercise the Option with respect to all Shares subject to the Option. The right to exercise the Option will continue until the earlier of the last day of the 60-month period following Participant’s death or the Expiration Date.
(B)    If Participant dies following termination of employment and prior to the expiration of any remaining period during which the Option may be exercised in accordance with Subsections (i), (ii), (iii) or (iv) above, or Section 3, the remaining period during which the Option will be exercisable (by Participant’s estate, or the person(s) to whom Participant’s rights under this Agreement pass by will or the laws of descent and distribution) will be the greater of (a) the remaining period under the applicable section or paragraph referred to above, or (b) six months from the date of death; provided that under no circumstances will the Option be exercisable after the Expiration Date.
3.    Change of Control.
(a)    Double Trigger Change of Control. Subject to Section 3(b) below, if subsequent to receiving a Replacement Award, Participant’s employment with the Company (or its successor in the Change of Control) is terminated on the date of the Change of Control or within the CIC Protection Period either by Participant for Good Reason or by the Company or successor (as applicable) other than for Cause, then the entire number of Shares represented by the Option which have not yet become vested or been exercised or forfeited will become immediately vested and exercisable (the “Unexercised Portion”). If Participant’s employment with the Company terminates after the date on which the Change of Control occurs other than as a result of a termination by the Company for Cause, then Participant (or, if applicable, Participant’s estate or the person(s) to whom Participant’s rights under this Agreement pass by will or the laws of descent and distribution) will have the right to exercise the Unexercised Portion. Except as provided in Section 2(d)(v)(B) above or Section 4 below, that right may be exercised until the earlier of the last day of the 60-month period following the termination of Participant’s employment or the Expiration Date.
(b)    Single Trigger Change of Control. Notwithstanding Section 3(a) above, if, upon a Change of Control, Participant does not receive a Replacement Award, then the Unexercised Portion will become immediately vested and exercisable.
Notwithstanding anything to the contrary in this Agreement, the Committee, in its discretion, may terminate the Option upon a Change of Control; provided, however, that at least 30 days prior to the Change of Control, the Committee must notify Participant that the Option will be terminated and provide Participant, at the election of the Committee, either (i) a cash payment equal to the difference between the Fair Market Value of the vested Options (including Options that would become vested upon the Change of Control as provided above) and the Exercise Price for such Options, computed as of the date of the Change of Control and to be paid no later than three business days after the Change of Control, or (ii) the right to exercise all vested Options (including Options that would become vested upon the Change of Control as provided above) immediately prior to the Change of Control.
(c)    Definition of “Cause”. For purposes of this Section 3, “Cause” shall have the meaning ascribed to such term in Participant’s CIC Agreement. If Participant is not a party to a CIC Agreement or such CIC Agreement does not define Cause, Cause shall have the meaning in Section 5 of this Agreement.
(d)    Definition of “CIC Agreement”. For purposes of this Section 3, “CIC Agreement” shall mean the agreement, if any, between Participant and the Company which provides for severance benefits to Participant if Participant’s employment is terminated under specified circumstances in connection with a change in control.
(e)    Definition of “CIC Protection Period”. For purposes of this Section 3, “CIC Protection Period” shall mean the greater of (i) 24 months following the date of a Change of Control, or (ii) if applicable, the period following a Change of Control during which Participant is entitled to severance benefits if Participant’s employment is terminated under specified circumstances, as provided in Participant’s CIC Agreement.
(f)    Definition of “Good Reason”. For purposes of this Section 3, “Good Reason” shall have the meaning ascribed to such term in Participant’s CIC Agreement. If Participant is not a party to a CIC Agreement or the CIC Agreement does not define “Good Reason”, any reference in this Agreement to a termination for Good Reason shall be inapplicable.
(g)    Definition of “Replacement Award”. For purposes of this Section 3, a “Replacement Award” means an award that is granted as an assumption or replacement of the Award and that has similar terms and conditions and preserves the same benefits as the Award it is replacing.
4.    Clawback Policy. This Award shall be subject to the terms and conditions of the Company’s Policy on Recovery and Recoupment of Incentive Awards adopted effective March 5, 2018, and is further subject to the requirements of any applicable law with respect to the recoupment, recovery or forfeiture of incentive compensation. Participant hereby agrees to be bound by the requirements of this Section 4. The recoupment or recovery of such incentive compensation may be made by the Company or the Subsidiary that employed Participant.
5.    Termination for Cause. If Participant’s employment with the Company is terminated for Cause, the Committee may, notwithstanding any other provision in this Agreement to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit this Option as of the date of termination for Cause. Without limiting the generality of the foregoing, the Committee may also require Participant to pay to the Company any gain realized by Participant from the Shares subject to the Option during the period beginning six months prior to the date on which Participant engaged or began engaging in conduct that led to his or her termination for Cause. For purposes of this Agreement, except as otherwise provided in Section 3(c), termination for “Cause” means termination as a result of (a) the willful and continued failure by Participant to substantially perform his or her duties with the Company or any Subsidiary (other than a failure resulting from Participant’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Participant by his or her superior officer (or, if Participant is the Company’s Chief Executive Officer, delivered by the Board) which specifically identifies the manner the officer (or, if applicable, the Board) believes that Participant has not substantially performed his or her duties, or (b) Participant’s willful misconduct which materially injures the Company or any Subsidiary, monetarily or otherwise. For purposes of this Section, Participant’s act, or failure to act, will not be considered “willful” unless the act or failure to act is not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.
6.    Non-Transferability of Option. The rights and privileges conferred under this Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by operation of law or otherwise (except as permitted by the Plan). Any attempt to do so contrary to the provisions hereof shall be null and void. Upon Participant’s death, the Option may be transferred by will or by the laws of descent and distribution, in which case all of Participant’s remaining rights under this Agreement must be transferred undivided to the same person or persons. During Participant’s lifetime, only Participant (or Participant’s legal representative if Participant is incompetent) may exercise the Option.
7.    Conditions to Exercise of Option and Issuance of Shares. The Shares deliverable to Participant upon the exercise of the Option hereunder may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company. The Company shall not be required to honor the exercise of the Option or issue any certificate or certificates for Shares prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings and regulations of the Securities and Exchange Commission (“SEC”) or any other governmental regulatory body, which the Committee shall, in its discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the grant of the Shares as the Committee may establish from time to time for reasons of administrative convenience.
8.    No Rights as Shareholder. Except as provided in Sections 3 or 11, Participant shall not have voting, dividend or any other rights as a shareholder of the Company with respect to the unexercised Option. Upon exercise of a vested Option into Shares, Participant will obtain full voting and other rights as a shareholder of the Company with respect to such Shares.
9.    Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon Participant, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
10.    Fractional Shares. Fractional shares will not be issued, and when any provision of this Agreement otherwise would entitle Participant to receive a fractional share, that fraction will be disregarded.
11.    Adjustments in Capital Structure. In the event of a change in corporate capitalization as described in Section 18 of the Plan, the Committee shall make appropriate adjustments to the number and class of Shares or other stock or securities subject to the Option and to the purchase price for such Shares or other stock or securities. The Committee’s adjustments shall be effective and final, binding and conclusive for all purposes of this Agreement.
12.    Taxes. Regardless of any action the Company or a Subsidiary that employs Participant (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him or her is and remains Participant’s responsibility and that the Company and/or the Employer: (a) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and receipt of any dividends; and (b) do not commit to structure the terms or the grant or any aspect of this Option to reduce or eliminate Participant’s liability for Tax-Related Items. Prior to the exercise of this Option, Participant shall pay or make adequate arrangements satisfactory to the Company and or the Employer to withhold all applicable Tax-Related Items legally payable from Participant’s wages or other cash compensation paid to Participant by the Company and or the Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may (i) sell or arrange for sale of Shares that Participant acquires to meet the withholding obligations for Tax-Related Items, and or (ii) withhold in Shares, provided that the amount to be withheld may not exceed the federal, state, local and foreign tax withholding obligations associated with the exercise of the Option to the extent needed for the Company to treat the Option as an equity award for accounting purposes and to comply with applicable tax withholding rules. In addition, Participant shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in the Plan or Participant’s purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
13.    Participant Acknowledgments and Agreements. By accepting the grant of this Option, Participant acknowledges and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; (b) the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company and the

Committee; (d) Participant’s participation in the Plan shall not create a right of future employment with the Company and shall not interfere with the ability of the Company to terminate Participant’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (e) Participant is participating voluntarily in the Plan; (f) this Option is an extraordinary item that is outside the scope of Participant’s employment contract, if any; (g) this Option is not part of Participant’s normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (h) in the event Participant is not an employee of the Company, this Option award will not be interpreted to form an employment contract or relationship with the Company; (i) the future value of the underlying Shares is unknown and cannot be predicted; (j) if the underlying Shares do not increase in value, this Option will have no value; (k) if Participant exercises this Option and obtains Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Option Price; (l) in consideration of the grant of this Option, no claim or entitlement to compensation or damages shall arise from termination of this Option or diminution in value of this Option or Shares purchased through exercise of this Option resulting from termination of Participant’s employment by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, Participant shall be deemed irrevocably to have waived any entitlement to pursue such claim; and (m) in the event of involuntary termination of employment (whether or not in breach of local labor laws), Participant’s right to receive stock options and vest in stock options under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed (except as expressly provided in Section 2(d)(ii)) and will not be extended by any notice period mandated under local statute, contract or common law; furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Participant’s right to exercise this Option after termination of employment, if any, will be measured by the date of termination of Participant’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of this Option. The Committee shall also have the discretion to determine if any exercise of an Option was permissible and in accordance with the terms of this Agreement and the Plan. If any Option is exercised in whole or in part by mistake, Participant agrees that the Shares may be recovered or canceled by the Company and if the Shares received upon exercise have been sold, Participant must pay to the Company any proceeds from the sale.
14.    Consent for Accumulation and Transfer of Data. Participant consents to the accumulation and transfer of data concerning him or her and the Option to and from the Company (and its Subsidiaries) and UBS, or such other agent as may administer the Plan on behalf of the Company from time to time. In addition, Participant understands that the Company and its Subsidiaries hold certain personal information about Participant, including but not limited to his or her name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all options awarded, vested, unvested, or expired (the “personal data”). Certain personal data may also constitute “sensitive personal data” within the meaning of applicable local law. Such data include but are not limited to information described above and any changes thereto and other appropriate personal and financial data about Participant. Participant hereby provides explicit consent to the Company and its Subsidiaries to process any such personal data and sensitive personal data. Participant also hereby provides explicit consent to the Company and its Subsidiaries to transfer any such personal data and sensitive personal data outside the country in which Participant is employed, and to the United States or other jurisdictions. The legal persons for whom such personal data are intended are the Company and its Subsidiaries, UBS and any other company providing services to the Company in connection with compensation planning purposes or the administration of the Plan.
15.    Plan Information. Participant agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with laws outside the United States, from the

Plan website at www.ubs.com/onesource/efx and shareholder information, including copies of any annual report, proxy statement, Form 10-K, Form 10-Q, Form 8-K or other report filed with the SEC, from the investor relations section of the Equifax website at www.equifax.com. Participant acknowledges that copies of the Plan, Plan prospectus, Plan information and shareholder information are available upon written or telephonic request to the Company’s Corporate Secretary.
16.    Plan Incorporated by Reference; Conflicts. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. Notwithstanding the foregoing, nothing in the Plan or this Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and Participant under which an Option properly granted under and pursuant to the Plan serves as any part of the consideration furnished to Participant. If provisions of the Plan and the provisions of this Agreement conflict, the Plan provisions will govern.
17.    Participant Bound by Plan. Participant acknowledges receiving, or being provided with access to, a prospectus describing the material terms of the Plan, and agrees to be bound by all the terms and conditions of the Plan. Except as limited by the Plan or this Agreement, this Agreement is binding on and extends to the legatees, distributees and personal representatives of Participant and the successors of the Company.
18.    Governing Law. This Agreement has been made in and shall be construed under and in accordance with the laws of the State of Georgia, USA, without regard to conflict of law provisions.
19.    Translations. If Participant has received this or any other document related to the Plan translated into any language other than English and if the translated version is different than the English version, the English version will control.
20.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
21.    Section 409A.
(a)    General. To the extent that the requirements of Code Section 409A are applicable to this Award, it is the intention of both the Company and Participant that the benefits and rights to which Participant could be entitled pursuant to this Agreement comply with or be exempt from Code Section 409A and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), and the provisions of this Agreement shall be construed in a manner consistent with that intention. The Plan and any award agreements issued thereunder may be amended in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A.
(b)    No Representations as to Section 409A Compliance. Notwithstanding the foregoing, the Company makes no representation to Participant that the Award and any Shares issued pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless Participant or any beneficiary for any tax, additional tax, interest or penalties that Participant or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.
22.    Participant Confidentiality, Non-Competition, Non-Solicitation and Assignment Agreement. In consideration for the Award that Participant is receiving under this Agreement, Participant agrees to and is bound by the terms of the Participant Confidentiality, Non-Competition, Non-Solicitation and Assignment Agreement, attached hereto as Appendix A.
23.    30 Days to Accept Agreement. Participant shall have 30 days to accept this Agreement. Participant’s Award will be forfeited if this Agreement is not accepted by Participant within 30 days of receipt of email notification from UBS including a link to view and accept Agreement.

PARTICIPANT                    EQUIFAX INC.

______________________________        By: ____________________________
(Signature)    Name:
Title:
______________________________
(Printed Name)

APPENDIX A
PARTICIPANT CONFIDENTIALITY, NON-COMPETITION,
NON-SOLICITATION AND ASSIGNMENT AGREEMENT
This Participant Confidentiality, Non-Competition, Non-Solicitation and Assignment Agreement (the “Restrictive Covenant Agreement”) is entered into by and between Equifax Inc. on behalf of itself, its subsidiary and/or affiliate companies (collectively “Equifax” or the “Company”) and the aforementioned Participant (hereinafter “Participant”) (collectively, the “Parties”).
In consideration for the continuation of Participant’s employment, as well as the Company’s provision of an equity award to Participant pursuant to the Equifax Inc. 2008 Omnibus Incentive Plan, as amended and restated effective May 2, 2013, and the equity award agreement (“Award Agreement”), to which this Restrictive Covenant Agreement is appended, and the Company’s intention to continue to provide Participant with training, and exposure to existing or prospective relationships, Trade Secrets, and/or Confidential Information, Participant agrees as follows:
1.Definitions. For the purposes of this Restrictive Covenant Agreement, the following capitalized terms shall be defined as follows:
A.    “Business” means:
1.     For individuals who work in or perform work for the U.S. Information Solutions (USIS) business unit (or any division of Equifax performing the following functions or providing the following services/products): Consumer information solutions in the United States, including: consumer credit reporting and scoring; identity management services; fraud detection and modeling services; decisioning software services that facilitate and automate consumer credit-oriented decisions; portfolio management services; mortgage reporting; property data and analytics; consumer financial marketing services; identity and fraud solutions solving for fraud detection and identity verification; wealth and asset data solutions; cross channel attribution products; and business information solutions, including business marketing and risk data compilation, business credit reporting and scoring, and related portfolio analytics.
2.     For individuals who work in or perform work for the Workforce Solutions business unit (or any division of Equifax performing the following functions or providing the following services/products): Employment and income verification services, including identity and fraud solutions; unemployment claims management; social security number verification; identity authentication; employment-based tax credit services; payroll-based transaction services; human resources-related analytics; and management of assessments, onboarding and I-9 compliance of new hires.
3.     For individuals who work in or perform work for the Global Consumer Solutions business unit (or any division of Equifax performing the following functions or providing the following services/products): Credit scores and monitoring; debt and household financial management; and identity theft products and related product features delivered to consumers via on-line and off-line distribution channels, including through indirect channels.
4.    For individuals who work in or perform work for the International business unit (or any division of Equifax performing the following functions): consumer and/or credit information reporting, scoring and related information solutions; credit monitoring; decisioning software services that facilitate and automate consumer credit-oriented decisions; identity and fraud solutions; and consumer or commercial financial marketing services.

B.    “Competitive Tasks” means the same or similar tasks that Participant performed on behalf of the Company during Participant’s last twelve (12) months of employment.

C.
“Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential (such third party to be referred to as the “Third Party”), including, but not limited to, information provided to the Company by its licensors, suppliers, or Customers. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company or any Third Party, (iii) pricing information, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, licensors, suppliers, Customers, or any Third Party, including, but not limited to, Customer lists compiled by the Company, and Customer information compiled by the Company, and (vi) information concerning the Company’s or the Third Party’s financial structure and methods and procedures of operation, including, but not limited to, processes for crafting and using equipment. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Restrictive Covenant Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

D.     “Contact” means any interaction that takes place in the last twelve (12) months of Participant’s employment with the Company and is between Participant and a Customer:
1.     With whom Participant dealt on behalf of the Company;
2.     Whose dealings with the Company were coordinated or supervised by Participant;
3.     About whom Participant obtained Trade Secrets or Confidential Information in the ordinary course of business as a result of Participant’s work performed on behalf of the Company; or
4.     Who purchases products or services from the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Participant.
E.     “Customer” means any person or entity to whom the Company has sold its products or services or directly solicited to sell its products or services.
F.     “Company Worker” means any person who (i) was employed by the Company at the time Participant’s employment with the Company ended, and (ii) remains employed by the Company during the Restricted Period.
G.    “Enterprise Competitors” means the following companies, as well as any successor entities: Experian; TransUnion; LexisNexis; Dun & Bradstreet; Fair Isaac Corporation; Acxiom; and CBC Companies.
H.     “Restricted Competitors” means the following companies, as well as any successor entities:

1.     For individuals who work in or perform work for the U.S. Information Solutions (USIS) business unit (or any division of Equifax performing the functions or providing the services/products listed in Paragraph 1.A.1. above): Experian; TransUnion; LexisNexis; Dun & Bradstreet; Fair Isaac Corporation; CBCInnovis; CoreLogic; Acxiom; Verisk Analytics; LifeLock; Neustar; and Nielsen.
2.     For individuals who work in or perform work for the Workforce Solutions business unit (or any division of Equifax performing the functions or providing the services/products listed in Paragraph 1.A.2. above):
a. Verification services: CoreLogic; Credco; CBCInnovis; Interthinx; Kroll; LexisNexis; Experian; TransUnion; Lifelock; IDology and Credit Plus.
b. Unemployment claims management: Corporate Cost Control; Employer’s Unity; Employer’s Edge; Thomas & Thorngren; and Ernst & Young.
c. Tax-credit services: ADP; First Advantage; Ernst & Young; PWC; and SuccessFactors.
d. Workforce analytics: Ernst & Young; ADP; HealthEfx; Tango; and Unify HR.
e. I-9 solutions: TrackerCorp; ADP; LawLogix; HireNow; HireRight;and Form I-9.
f. Compliance Center solutions: Kenexa; Taleo; Workday; Silk Road; iCIMS; Ultimate Software; and ADP.
3.     For individuals who work in or perform work for the Global Consumer Solutions business unit (or any division of Equifax performing the functions or providing the services/products listed in Paragraph 1.A.3. above): Experian; TransUnion; One Technologies; Credit Karma; Credit Sesame; Intuit (Mint); CSID; Lifelock; Intersections; and Affinion.
4.    For individuals who work in or perform work for the International business unit (or any division of Equifax performing the functions or providing the services/products listed in Paragraph 1.A.4. above): Experian; TransUnion; Fair Isaac Corporation; and Dun & Bradstreet.
An entity will not be construed as a Restricted Competitor if Participant did not work in or perform work in the prior twelve (12) months for the particular business unit that competes with the entity in question. For instance, if Participant works exclusively for the verification services sub-unit of the Workforce Solutions business unit in the prior twelve (12) months, then the list of Restrictive Competitors for Participant shall only be those entities listed in Paragraph 1(H)(2)(a).
I.     “Restricted Period” means the time period during Participant’s employment with the Company, and for twelve (12) months after Participant’s employment with the Company ends.
J.    “Trade Secrets” means the Company’s trade secrets as defined by applicable statutory or common law.
2.Employment. During Participant’s employment, Participant shall perform such duties for and on behalf of the Company as may be determined and assigned to Participant from time to time by Equifax. Participant shall devote his or her best efforts to the business and affairs of Equifax.

3.Employment Relationship. The Parties acknowledge and agree that this Restrictive Covenant Agreement does not create a contract of employment for a specified term. Unless Equifax and Participant have entered into a written agreement to the contrary, Participant’s employment relationship with the Company is at-will. This means that Participant may terminate his or her employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate Participant’s employment at any time with or without cause or advance notice.

4.Acknowledgments. Participant acknowledges that:
A.     Equifax is engaged in the Business as defined in Paragraph 1.A.;
B.     Participant’s position is a position of trust and responsibility with Equifax and will provide Participant with continued access to Confidential Information, Trade Secrets, and/or valuable information concerning employees and customers of the Company;
C.     the Trade Secrets and Confidential Information, and the relationship between Equifax and each of its employees and customers, are valuable assets of Equifax;
D.     Equifax’s competitors, including, but not limited to, the Enterprise Competitors and the Restricted Competitors, will obtain an unfair advantage if Participant (i) discloses Confidential Information or Trade Secrets to the Company’s competitors, (ii) uses Confidential Information or Trade Secrets on behalf of any entity that competes with the Company, or (iii) exploits the relationships Participant develops on behalf of the Company during his or her employment to solicit Customers or Company Workers on behalf of any entity that competes with Equifax and in violation of this Restrictive Covenant Agreement; and
E.     the restrictions contained in this Restrictive Covenant Agreement are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Participant’s right to work or earn a living in the event Participant’s employment with the Company ends.

5.	Trade Secrets and Confidential Information.

A.	Participant agrees that he or she will not:

1.
Either during or for a period of two (2) years after Participant’s employment with Equifax, use or disclose the Confidential Information for any purpose other than the performance of duties in the Business on behalf of the Company, except as authorized in writing by Equifax, and Participant shall not use or disclose Trade Secrets indefinitely;

2.
During Participant’s employment with Equifax, use or disclose (a) any confidential information or trade secrets of any Third Party, or (b) any works of authorship developed in whole or in part by Participant for any Third Party, unless authorized in writing by the Third Party; or

3.
upon the conclusion of Participant’s employment with the Company for any reason retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) that are in Participant’s possession or control, unless instructed to do so in writing by Equifax.

B.
Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

6.Non-Competition with Enterprise Competitors. During the Restricted Period, Participant will not, except as authorized in writing by Equifax’s Chief Executive Officer or his or her delegate, perform Competitive Tasks on behalf of any of the Enterprise Competitors. Participant acknowledges that he/she has authority over and/or will gain Trade Secrets and Confidential Information regarding multiple areas of Business. Because the Enterprise Competitors compete with most or all of the Company’s Business, Participant agrees that the Company has a legitimate interest in preventing Participant from performing Competitive Tasks on behalf of any business unit of the Enterprise Competitors.

7.Non-Competition with Restricted Competitors or Other Entities. During the Restricted Period, Participant will not, except as authorized in writing by Equifax’s Chief Executive Officer or his or her delegate, perform Competitive Tasks within the United States on behalf of any of the Restricted Competitors or perform Competitive Tasks in competition with the Business on Participant’s own behalf or on behalf of any other person or entity, in the territory where the employee is working at the time of termination. This restriction is limited to a prohibition on working on Participant’s own behalf or on behalf of any other person or entity (or a recognized division or department thereof) that competes with the area(s) of the Business in which Participant worked or for which Participant performed work during Participant’s last twelve (12) months of employment with Equifax; this restriction does not prevent Participant from working exclusively for a recognized division or department of another entity, that does not compete with the area(s) of the Business for which Participant performed work during Participant’s last twelve (12) months of employment with Equifax.

8.Non-Solicitation of Customers. During the Restricted Period, Participant will not directly or indirectly solicit any Customer of the Company for the purpose of selling or providing any products or services competitive with those offered by the area(s) of the Business in which Participant worked or for which Participant performed work during Participant’s last twelve (12) months of employment with Equifax. The restrictions set forth in this Section apply only to Customers with whom Participant had Contact. Nothing in this Section shall be construed to prohibit Participant from soliciting any Customer of the Company for the purpose of selling or providing any products or services: (a) to a Customer that has terminated its business relationship with the Company (for reasons other than being solicited or encouraged by Participant to do so), or (b) competitive with a product line or service line the Company no longer offers.

9.Non-Solicitation of Company Workers. During the Restricted Period, Participant will not, directly or indirectly, on his or her behalf or on behalf of others, solicit any Company Worker whom Participant supervised during his or her last year of employment, directly or indirectly, or with whom Participant regularly worked during his or her last year of employment to terminate his or her employment relationship with Equifax.

10.Work Product. Except as set forth in a separate written agreement executed by a corporate executive officer of Equifax, ownership of all programs, systems, inventions, discoveries, developments, modifications, procedures, ideas, innovations, know-how or designs that either relate to Equifax’s business or actual or demonstrably anticipated research or development or result from any work performed by Participant for Equifax (hereinafter collectively called “Inventions”) are the property of Equifax. Inventions shall not include any intellectual property the assignment of which to Equifax would be expressly prohibited by a specifically applicable state law, regulation, rule or public policy, such as Delaware Code Annotated, Title 19, § 805, Illinois Revised Statutes, Chapter 140, §§ 301-303, Kansas Statutes Annotated, §§ 44-130, Minnesota Statutes Annotated, § 181.78, North Carolina General Statutes, §§ 66-57.1, 66-57.2, Utah Code Annotated, §§ 34-39-2, 34-39-3, or Washington Revised Code Annotated, §§ 49.44.140, 49.44.150. Participant will cooperate in applying for patents, trademarks or copyrights on all Inventions as Equifax requests, and agrees to assign and hereby does assign those patents, trademarks, copyrights and/or all other intellectual property rights to Equifax. Any works of authorship created by Participant in the course of Participant’s duties are subject to the “Work for Hire” provisions contained in sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code. Accordingly, all rights, title and interest to copyrights in all works of authorship which have been or will be prepared by Participant within the scope of Participant’s employment (hereinafter collectively called the “Works”), shall be the property of Equifax. Participant further acknowledges and agrees that, to the extent the provisions of Title 17 of the United States Code do not vest in Equifax the copyrights to any Works, Participant shall assign and hereby does assign to Equifax all rights, title and interest to copyrights which Participant may have in the Works. Participant shall disclose to Equifax all Works and will execute and deliver all applications for registration, registrations, and further documents relating to the copyrights to the Works. Participant shall provide such additional assistance as Equifax may deem necessary and desirable to assign the Works or Inventions to Equifax and/or secure Equifax title to the patents, trademarks, copyrights and/or all other intellectual property rights in the Works or Inventions, including the appointment of Equifax as its agent to effect for such purposes. To the extent that any preexisting rights are embodied or reflected in the Works or Inventions, Participant grants to Equifax an irrevocable, perpetual, non-exclusive, world-wide, royalty-free right and license to (i) use, execute, reproduce, display, perform, distribute copies of and prepare derivative works based upon such preexisting rights; and (ii) authorize others on Equifax’s behalf to do any or all of the foregoing, and Participant warrants that he or she has full and unencumbered authority to grant such a license. The confidentiality requirements of the preceding paragraphs of this Restrictive Covenant Agreement will apply to all of the above.

11.Return of Company Property/Materials. Upon the termination of Participant’s employment for any reason or upon Equifax’s request at any time, Participant shall immediately return to Equifax all of Equifax’s property, including, but not limited to, any mobile/smart phone, tablet, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer or vendor lists existing in any format), rolodexes, tapes, laptop computer, software, computer files, external data device, marketing and sales materials, information relating to work done for Equifax or that Participant obtained as a result of working for Equifax (including such information residing on Participant’s personal computer, e-mail account, external data device, or mobile/smart phone) and any other property, record, document, or piece of equipment belonging to Equifax. Participant will not retain and shall provide to Equifax any copies of Equifax’s property, including any copies existing in electronic form. To the extent that Participant cannot return copies of Equifax property (such as files existing on Participant’s home computer or personal e-mail account), then Participant shall provide a copy of the file to Equifax (including all available Metadata) and then permanently delete the file (unless otherwise instructed in writing to preserve it by Equifax). The obligations contained in this Section shall also apply to any property that belongs to a third party, including, but not limited to, (a) any entity which is affiliated or related to the Company, or (b) the Company’s customers, licensors, or suppliers. If Participant has any questions regarding his/her obligations to return and not to retain Company property, then Participant is obligated to contact Participant’s direct supervisor (as of the end of Participant’s employment) to obtain guidance.

12.Post-Employment Disclosure. During the Restricted Period, Participant shall provide a copy of this Restrictive Covenant Agreement to persons and/or entities for whom Participant works or consults as an owner, partner, joint venturer, employee, or independent contractor. If, during the Restricted Period, Participant agrees to work or consult for another person or entity as an owner, partner, joint venturer, employee or independent contractor, then Participant shall provide Equifax before Participant’s first day of work or consultation with such person’s or entity’s name, the nature of such person’s or entity’s business, Participant’s job title, and a general description of the services Participant will provide.

13.Injunctive Relief. If Participant breaches this Restrictive Covenant Agreement, Participant agrees that:
A.    Equifax would suffer irreparable harm;

B.    it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by Equifax; and
C.    if Equifax seeks injunctive relief to enforce this Restrictive Covenant Agreement, Participant will waive and will not assert any defense that Equifax has an adequate remedy at law with respect to the breach.
Nothing contained in this Restrictive Covenant Agreement shall limit Equifax’s right to any other remedies at law or in equity.

14.
Clawback. If Participant breaches this Restrictive Covenant Agreement, then the Committee (as that term is defined in the Award Agreement) may, notwithstanding any other provision in the Award Agreement to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit Participant’s Award (as that term is defined in the Award Agreement). Without limiting the generality of the foregoing, the Committee may also require Participant to pay to the Company any gain realized by Participant from the Shares (as that term is defined in the Award Agreement) awarded during the period beginning six months prior to the date on which Participant engaged or began engaging in activity in violation of this Restrictive Covenant Agreement. Participant agrees that in the event that the Committee takes any action set forth in this Paragraph: (a) the covenants set forth herein will remain in effect as Participant will have received consideration above and beyond the Shares; and (b) Equifax will remain entitled to injunctive relief because it would not be made whole simply through the potential actions set forth in this Paragraph. Nothing in this Paragraph limits the terms of the Company’s Policy on Recovery and Recoupment of Incentive Compensation, effective March 5, 2018.

15.Independent Enforcement. Each of the covenants set forth herein shall be construed as covenants independent of: (a) any agreements other than this Restrictive Covenant Agreement; or (b) any other covenants in this Restrictive Covenant Agreement, and the existence of any claim or cause of action by Participant against Equifax, whether predicated on this Restrictive Covenant Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Participant or Equifax may have against the other, shall not constitute a defense to the enforcement by Equifax of the covenants set forth herein. Equifax shall not be barred from enforcing the restrictive covenants set forth herein by reason of any breach of: (a) any other part of this Restrictive Covenant Agreement; or (b) any other agreement with Participant.

16.Computer Authorization. Participant agrees that Participant is not authorized to use Equifax’s computer system or any of Equifax’s IT hardware or software for any purpose in actual or contemplated competition with Equifax. This includes but is not limited to: (a) transferring information relating to Equifax’s Business from Equifax’s system, hardware, or software to an external device or account for the purpose of using, disclosing, or retaining such information after the end of Participant’s employment; or (b) deleting information relating to Equifax’s Business from Equifax’s system, hardware, or software in advance of the end of Participant’s employment with Equifax.

17.Compliance with Federal and State Law. Participant acknowledges that Equifax is obligated under federal and state credit reporting and similar laws and regulations to hold in confidence and not disclose certain information regarding individuals, firms or corporations which is obtained or held by Equifax, and that Equifax is required to adopt reasonable procedures for protecting the confidentiality, accuracy, relevancy and proper utilization of consumer credit information. In that regard, except as necessary to perform Participant’s duties for Equifax, Participant will hold in strict confidence, and will not use, reproduce, disclose or otherwise distribute any information which Equifax is required to hold confidential under applicable federal and state laws and regulations, including the federal Fair Credit Reporting Act (15 U.S.C. § 1681 et seq.) and any state credit reporting statutes.

18.Misuse of Data. Participant agrees that any unauthorized disclosure of confidential codes, system access instructions or file data, intentional alteration or destruction of data, or unauthorized access or updating of Participant’s own or any other files can lead to immediate termination and federal prosecution under the Fair Credit Reporting Act, the Counterfeit Access Device and Computer Fraud and Abuse Act, or prosecution under other state and federal laws. Should Participant ever be approached by anyone to commit unauthorized or illegal acts or to disclose confidential materials or data, Participant will immediately report this directly to Equifax management.

19.HIPAA. Participant acknowledges that if Participant’s job duties and responsibilities are within the Equifax Information Technology Department or Human Resources, such duties may cause Participant to have incidental access to protected health information (“PHI”) of the Equifax health plans that is maintained in electronic form. PHI is mandated by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) to be kept secure and confidential and may not be accessed, used or disclosed, except as permitted by the Policies and Procedures of the Equifax health plans. Participant acknowledges that he or she will not at any time access PHI, except and only to the extent as may be expressly required in the course of his or her duties and responsibilities within the Equifax Information Technology Department or Human Resources. Further, Participant acknowledges that he or she will not at any time - either during or after his or her employment with Equifax - use or disclose PHI to any person or entity, either within Equifax or externally to third parties, except and only to the extent as expressly permitted by the Privacy Official for the Equifax health plans. Participant understands and acknowledges that unauthorized access, use or disclosure of PHI will result in disciplinary action, up to and including termination of employment, and may also result in the imposition of civil and criminal penalties under HIPAA and other applicable law.

20.Waiver. Equifax’s failure to enforce any provision of this Restrictive Covenant Agreement shall not act as a waiver of that or any other provision. Equifax’s waiver of any breach of this Restrictive Covenant Agreement shall not act as a waiver of any other breach.

21.Attorneys’ Fees. In the event of litigation relating to this Restrictive Covenant Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.

22.Severability. The provisions of this Restrictive Covenant Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, then the unenforceable element of the provision (or, failing that, the entire provision) shall be severed from this Restrictive Covenant Agreement. The remaining provisions and any partially enforceable provisions shall remain in full force and effect. Equifax states specifically that Paragraphs 6 and 7 above shall not restrict the right of a lawyer to practice after termination. Rather, for any lawyer signing this Restrictive Covenant Agreement, Paragraphs 6 and 7 shall not apply to Competitive Tasks involving the practice of law.

23.Governing Law. This Restrictive Covenant Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to Georgia’s choice of law rules.

24.No Strict Construction. If there is a dispute about the language of this Restrictive Covenant Agreement, the fact that one Party drafted the Restrictive Covenant Agreement shall not be used in its interpretation.

25.Entire Agreement. This Restrictive Covenant Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Restrictive Covenant Agreement. This Restrictive Covenant Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Restrictive Covenant

Agreement, except for any handbooks or security policies issued by Equifax and applicable to Participant.

26.Amendments. Participant understands that at any time during his or her employment, Equifax may request that Participant sign an amendment to this Restrictive Covenant Agreement that would modify the restrictive covenants herein based on changes to Participant’s duties, changes in the area for which Participant has responsibility, changes in Equifax’s Business, or changes in the law regarding restrictive covenants. This Restrictive Covenant Agreement may not otherwise be amended or modified except in writing signed by both Parties.

27.Successors and Assigns. This Restrictive Covenant Agreement shall be assignable to, and shall inure to the benefit of, Equifax’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of Equifax’s stock or assets, and shall be binding upon Participant. Participant shall not have the right to assign his or her rights or obligations under this Restrictive Covenant Agreement. The covenants contained in this Restrictive Covenant Agreement shall survive cessation of Participant’s employment with the Company, regardless of who causes the cessation or the reason for the cessation.

28.Exclusive Jurisdiction and Venue. Participant agrees that any claim arising out of or relating to this Restrictive Covenant Agreement shall be brought exclusively in the state or federal courts of competent jurisdiction located in the State of Georgia. Participant consents to the personal jurisdiction of such courts and thereby waives: (a) any objection to jurisdiction or venue; or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

29.Execution. This Restrictive Covenant Agreement shall be executed by Participant’s acceptance of the preceding Award Agreement, to which this Restrictive Covenant Agreement is appended.
Participant acknowledges that he or she has carefully read this Restrictive Covenant Agreement, knows and understands its terms and conditions, and has had the opportunity to ask the Company any questions Participant may have had prior to accepting this Restrictive Covenant Agreement. Participant also acknowledges that he or she has had the opportunity to consult an attorney of Participant’s choice (at Participant’s expense) to review this Restrictive Covenant Agreement before accepting it.